GARY D. BELIK, P.Geo.

Consent and Certificate

of Professional (Qualified Person)

British Columbia Securities Commission Pacific Centre 12th Floor, 701 West Georgia Street Vancouver, B.C. CANADA V7Y 1L2 Attention: Corporate Finance	Toronto Stock Exchange The Exchange Tower 130 King Street West Toronto, Ontario CANADA M5X 1J2 Attention: Listed Issuer Services
Ontario Securities Commission 20 Queen Street West, Suite 1903 Toronto, Ontario CANADA M5H 3S8 Attention: Corporate Finance	Alberta Securities Commission 4 th Floor, 300 – 5th Avenue S.W. Calgary, Alberta CANADA T2P 3C4 Attention: Corporate Finance

Re:  Cardero Resource Corp. (the “Issuer”)

I, Gary D. Belik, P.Geo., of 4471 Furiak Road, Kamloops, British Columbia, V2H 1L3, have prepared and am the author of the geological report entitled “Diamond Drill Report on the Picale Property, Baja California Norte IOGG Project (Alisitos Project), Baja California Norte, Mexico” dated January 5, 2007 (the “Report”).

1.

I hereby consent to:

(a)

the use of and reliance upon the Report for disclosure in the Issuer’s press release dated January 30, 2007 (the “Release”) and accompanying Material Change Report dated January 30, 2007 (the “MCR”); and

(b)

the inclusion of extracts from, or a summary of, the Report in the Release and the MCR.

2.

I hereby consent to the use of my name “Gary D. Belik” in the Release and the MCR.

3.

I hereby certify that I have read the Release and the MCR, and the Release and the MCR each fairly and accurately represents the information contained in the Report.

Dated this 31th day of January, 2007

“Gary D. Belik” (signed)

Gary D. Belik, P.Geo.